Exhibit 10.4

Eagle Rock Energy G&P, LLC

A subsidiary of Eagle Rock Energy Partners, L.P.

May 21, 2015

Charles C. Boettcher

Dear Charles:

Through this letter, Eagle Rock Energy G&P, LLC (“G&P”) is informing you of certain amendments that it is making to the Confidentiality and Non-Solicitation Agreement entered into between you and G&P (the “Confidentiality Agreement”).  These amendments narrow the scope of certain restrictions within the Confidentiality Agreement.

The amendments described below shall be effective upon the closing (the “Closing”) of that certain contemplated Agreement and Plan of Merger (the “Merger Agreement”) by and among Vanguard Natural Resources, LLC, a Delaware limited liability company (“Parent”), Talon Merger Sub, LLC, a Delaware limited liability company and wholly owned indirect subsidiary of Parent, Eagle Rock Energy Partners, L.P., a Delaware limited partnership, and Eagle Rock GP, L.P., a Delaware limited partnership.  For the avoidance of doubt, if the Closing does not occur, this agreement will be of no force or effect.

By signing below, G&P acknowledges that, effective as of the Closing, the Confidentiality Agreement is hereby amended in the following manner:

1.             Section 3(a)(xi) of the Confidentiality Agreement is amended so that it reads, in its entirety:

“(xi) a prohibition against his/her soliciting the Company’s employees and clients, during the Employment Term and for a reasonable period thereafter, is therefore appropriate for the protection of the Company’s Confidential Information, goodwill, and other legitimate business interests; and”

2.             Section 3(d)(ii) of the Confidentiality Agreement is amended so that it reads, in its entirety:

“(ii) hire or otherwise engage as an employee, independent contractor, or otherwise, any person who is an employee of the Company, or was an employee of the Company, at any time in the 90 days preceding the hiring or engagement.”

Notwithstanding the above, G&P covenants that it will not seek to enforce Section 3(d)(ii) of the Confidentiality Agreement (and it will cause the other entities within the definition of

“Company” not to seek to enforce Section 3(d)(ii) of the Confidentiality Agreement) to the extent that such enforcement would preclude you from hiring or otherwise engaging any then-former employee of the Company whose employment with the Company ended on or after the date of the Closing due to the Parent’s or its affiliate’s: (i) termination of such individual’s employment without cause; or (ii) failure to provide a Qualified Offer of employment (as defined in the Merger Agreement).

The Confidentiality Agreement, as now exists and as may be amended by this agreement, remains in full force and effect.

On behalf of Eagle Rock Energy G&P, LLC,

/s/ Lynda C. Irvine
Lynda C. Irvine
Vice President of Human Resources

ACKNOWLEDGED AND AGREED:

/s/ Charles C. Boettcher
Charles C. Boettcher

May 21, 2015
Date